Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

INCARA, INC.

(Under Section 242 of the General Corporation Law)

It is hereby certified:

FIRST: The name of the corporation is Incara, Inc. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by inserting the following Article Tenth immediately after Article Ninth:

“TENTH:	The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.”

THIRD: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 17th day of September 2003.

INCARA, INC.

By:	/s/ RICHARD W. REICHOW
Name: Title:	Richard W. Reichow Executive Vice President and Chief Financial Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INCARA CELL TECHNOLOGIES, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows:

1. The name of the corporation is Incara Cell Technologies, Inc.

2. The corporation was originally incorporated and the original Certificate of Incorporation of the corporation was filed with the Secretary of State for the State of Delaware on April 10, 1995 under the name “Renaissance Cell Technologies, Inc.” The corporation subsequently filed a Certificate of Amendment with the Secretary of State for the State of Delaware on February 28, 2001 to change its name to “Incara Cell Technologies, Inc.”

3. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and the corporation’s stockholders in accordance with the provisions of Sections 242 and 245 of the DGCL. This Amended and Restated Certificate of Incorporation restates, integrates and amends the corporation’s Certificate of Incorporation, as amended or supplemented prior to the date hereof.

4. The corporation’s Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, including changing the name of the corporation to “Incara, Inc.”; and

5. This Amended and Restated Certificate of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, said Incara Cell Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Richard W. Reichow, its Vice President, this 27th day of August 2003.

INCARA CELL TECHNOLOGIES, INC.

By:
Name:	Richard W. Reichow
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INCARA, INC.

FIRST: The name of the corporation is Incara, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: Authorization. The total number of shares of stock which the Corporation shall be authorized to issue is Three Hundred Fifty Three Million (353,000,000) shares of stock, with Three Hundred Fifty Million (350,000,000) shares designated Common Stock, each share having $.001 par value, and Three Million (3,000,000) shares of Preferred Stock, each share having $.01 par value, of which Six Hundred Thousand (600,000) shares are designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock shall have the terms and provisions set forth in Appendix A attached hereto.

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations or any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding duly reserved for issuance.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The election of directors need not be by written ballot, unless the Bylaws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

SIXTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: The personal liability of directors of the Corporation is hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

2

APPENDIX A

PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INCARA, INC.

The Series B Preferred Stock shall have the terms and provisions herein set forth:

ARTICLE I.

SERIES B PREFERRED STOCK

1. Rank. The Series B Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank pari passu with each class of Common Stock (as defined in Article III below).

2. Dividends.

(a) Subject to prior and superior rights of holders of any series or class of capital stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors, out of funds legally available for the purpose, dividends or distributions in cash, stock or otherwise.

(b) In addition to Section 2(a) above, from and after the date hereof, when and if the Board of Directors of the Corporation shall declare a dividend or distribution payable with respect to the then-outstanding shares of Common Stock, the holders of Series B Preferred Stock shall be entitled to the amount of dividends per share in the same form as such Common Stock dividends that would be payable on the largest number of whole shares of Common Stock into which a holder’s aggregate shares of Series B Preferred Stock could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3. Liquidation. In the event of any Wind-up or Asset Sale (each as defined in clauses (i) and (ii), respectively, of the definition of Liquidation Event in Article III below), whether voluntary or involuntary, the holders of Series B Preferred Stock shall have the right to receive, pari passu with the holders of the Common Stock and subject to the rights of the holders of any senior class or series of capital stock of the Corporation, the assets of the Corporation in proportion to the number of shares of Common Stock held by each such holder (assuming, for such purposes, the holders of Series B Preferred Stock are deemed to hold that number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible).

4. Voting.

(a) Except as provided in Section 4(b) below, the holders of Series B Preferred Stock shall not be entitled to vote on matters submitted to the holders of the Common Stock or any other class of capital stock of the Corporation.

(b) Subject to the rights of any series of preferred stock that may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, voting separately as a series:

(i) amend its Certificate of Incorporation so as to affect adversely the shares of Series B Preferred Stock or any holder thereof (including by creating any additional classes or series of senior and/or pari passu capital stock of the Corporation); or

(ii) change the rights of the holders of the Series B Preferred Stock in any other respect.

5. Conversion of Series B Preferred Stock into Common Stock.

(a) Conversion Procedure.

(i) Subject to Article II below, from time to time after the date of issuance of the Series B Preferred Stock, any holder of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock held by such holder into a number of validly issued, fully paid and non-assessable shares of Conversion Stock (as defined in Article III below) computed by multiplying the number of shares to be converted by Series B Conversion Ratio (as defined below) then in effect.

(ii) Each conversion of Series B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered to the Corporation by such holder. Until the certificates representing the shares of Series B Preferred Stock that are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) evidencing the shares of Series B Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) As soon as practicable after a conversion has been effected in accordance with clause (i) above, the Corporation shall deliver to the converting holder: (A) a certificate or certificates representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and (B) a certificate representing any shares of Series B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock, except for any transfer or similar tax payable as a result of issuance of a certificate to other than the registered holder of the shares being converted.

(v) The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

(vi) No fractional shares of Conversion Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Conversion Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered by such record holder. Instead of any fractional share of Conversion Stock otherwise issuable upon conversion of any shares of Series B Preferred Stock, the number of shares of Conversion Stock to be issued upon conversion of any shares of Series B Preferred Stock shall be rounded down to the nearest whole share.

(vii) The Corporation shall use its best efforts at all times to reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series B Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those created or agreed to by the holder. The Corporation shall use its best efforts to take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(b) Conversion Ratio.

(i) “Series B Conversion Ratio” shall initially mean the Initial Series B Conversion Ratio described in this Section 5, as the same may be subsequently adjusted from time to time in accordance with this Section 5.

(ii) The “Initial Series B Conversion Ratio” shall be 10 shares of Common Stock for each one share of Series B Preferred Stock.

(c) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or any similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split, reclassification or any similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Ratio in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

(d) Consolidation, Merger or Sale for Assets. Prior to the consummation of any Significant Transaction (as defined in Article III below), and subject to applicable regulatory approvals the Corporation shall make appropriate provisions to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock, such assets as such holder would have received in connection with such Significant Transaction if such holder had converted its Series B Preferred Stock into Conversion Stock immediately prior to such Significant Transaction. The Corporation shall not effect any Significant Transaction unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(e) Notices.

(i) Promptly upon any adjustment of the Series B Conversion Ratio, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series B Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights with respect to any Significant Transaction or Liquidation Event.

(iii) The Corporation shall give written notice to the holders of Series B Preferred Stock at least 10 days prior to the date on which any Significant Transaction shall take place, which notice may be one and the same as that required by (ii) above.

ARTICLE II

LIMITATIONS ON RIGHTS OF CONVERSION AND EXCHANGE

1. In the event that any exercise of the rights of conversion under Article I by the holders of the Series B Preferred Stock would result in the holders owning, directly or indirectly, in the aggregate more that 9.9% of the Common Stock on a fully converted basis, then such shares of Series B Preferred Stock to be converted that would cause the holders to own more than 9.9% of the then outstanding Common Stock shall remain as Series B Preferred Stock.

2. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the conversion rights of the Series B Preferred Stock.

ARTICLE III

CERTAIN DEFINITIONS

The following terms, as used throughout Articles I and II of this Certificate of Incorporation, shall have the meanings specified below:

1. Common Stock. The term “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

2. Conversion Stock. The term “Conversion Stock” shall mean the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

4. Liquidation Event. The term “Liquidation Event” means an event occasioned by, and including, (i) the liquidation, dissolution, bankruptcy or winding-up of the affairs of the Corporation (each, a “Wind-Up”), (ii) the sale of all or substantially all of the Corporation’s assets (an “Asset Sale”), or (iii) the issuance by the Corporation of equity securities in a transaction or series of related transactions which results in the holders of the outstanding equity securities of the Corporation immediately prior to such to such transaction or series of related transactions holding securities representing less than 25% of the outstanding equity securities (on an as converted common stock basis) of the Corporation immediately following such transaction or series of related transactions.

5. Person. The term “Person” shall mean an individual, corporation, partnership, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

6. Significant Transaction. The term “Significant Transaction” shall mean any consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) assets other than Conversion Stock with respect to or in exchange for Common Stock.